Exhibit 99.1

Report of Independent Auditors

To the Board of Directors of Minera Santa Cruz S.A.:

Opinion

We have audited the financial statements of Minera Santa Cruz S.A. (the Company) which comprise statements of financial position as of December 31, 2022 and 2021, and the related statements of profit (loss) and other comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2022, and the related notes to the financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters identified during the audit.

/S/ PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L

Member of Ernst & Young Global

City of Buenos Aires, Argentina

June 29, 2023

Minera Santa Cruz S.A.

Statements of Profit (Loss) and Other Comprehensive Income

For the years ended December 31, 2022, 2021 and 2020

	Notes	2022 US$000	2021 US$000	2020 US$000
Revenue	3	243,469	258,971	206,098
Cost of sales	4	(198,753)	(192,163)	(147,103)
Gross profit		44,716	66,808	58,995
Administrative expenses	5	(6,252)	(6,400)	(5,963)
Exploration expenses	6	(8,946)	(10,602)	(10,445)
Selling expenses	7	(12,616)	(14,195)	(11,704)
Other income	9	265	438	9,779
Other expenses	9	(10,121)	(14,281)	(4,757)
Profit before net finance income (costs), foreign exchange loss and income tax		7.046	21,768	35,905
Finance income	10	1,277	1,997	1,272
Finance costs	10	(11,012)	(19,581)	(16,746)
Foreign exchange loss		(1,007)	(2,506)	(2,964)
Profit (loss) before income tax		(3,696)	1,678	17,467
Current and deferred income tax recovery (expense)	21	4,787	(10,323)	(6,542)
Net profit (loss)		1,091	(8,645)	10,925
Other comprehensive income		-	-	-
Net profit (loss) and comprehensive Income for the year		1,091	(8,645)	10,925

The accompanying notes are an integral part of these financial statements.

Minera Santa Cruz S.A.

Statements of financial position

As at December 31, 2022 and 2021

	Notes	As at 31 December 2022 US$000	As at 31 December 2021 US$000
ASSETS
Non-current assets		162,701	157,512
Property, plant and equipment	11	151,002	147,886
Evaluation and exploration assets	12	4,393	4,703
Intangible assets	13	3,772	4,470
Trade and other receivables	14	3,534	453

Current assets		96,963	89,927
Inventories	15	34,910	23,822
Trade and other receivables	14	46,580	40,163
Cash and cash equivalents	16	15,473	25,942

Total assets		259,664	247,439
EQUITY AND LIABILITIES
Capital and reserves		131,157	130,649
Equity share capital	20	110,132	110,132
Other reserves		146,544	158,603
Retained earnings		(125,519)	(138,086)

Non-current liabilities		67,922	68,260
Trade and other payables	17	856	944
Provisions	19	33,480	28,942
Deferred income tax liabilities	21	33,586	38,374

Current liabilities		60,585	48,530
Trade and other payables	17	43,717	48,530
Borrowings	18	16,662	-
Provisions	19	206	-
Total liabilities		128,507	116,790
Total equity and liabilities		259,664	247,439

The accompanying notes are an integral part of these financial statements.

Minera Santa Cruz S.A.

Statements of cash flows

For the years ended December 31, 2022, 2021 and 2020

		Year ended December 31,
	Notes	2022 US$000	2021 US$000	2020 US$000
Cash flows from operating activities
(Loss)/Profit before tax		(3,696)	1,678	17,467
Non-cash adjustment to reconcile profit for the year to net cash flows
Depreciation of property, plant and equipment	11	50,022	50,841	31,262
Amortization and depreciation of intangible assets	13	703	826	562
Impairment reversal		-	-	(8,304)
Disposal of property, plant and equipment	11	-	354	552
Other non-cash		152	185	(882)
Impact of change of estimated discount rate for Value Added Tax (“VAT”) and other receivables	10	780	632	(214)
Working capital adjustments
(Increase)/Decrease in trade and other receivables		(9,676)	(4,528)	2,145
(Increase)/Decrease in inventories		(11,088)	(2,638)	5,921
(Decrease)/Increase in trade payables		(5,052)	16,551	(13,576)
Increase in other payables		4,740	658	2,427
Income tax paid		(602)	(2,153)	(1,817)
Net cash flows generated from operating activities		26,283	62,406	35,543
Investing activities
Purchase of property, plant and equipment, evaluation and exploration and intangible assets	11,12,13	(52,833)	(43,667)	(24,973)
Short term investments		-	2,382	(2,382)
Net cash flows used in investing activities		(52,833)	(41,285)	(27,355)
Financing activities
Increase/(Decrease) of borrowings, net	18	19,384	(8,154)	12,732
Cash interest paid	18	(2,723)	(2,474)	(2,139)
Dividends paid	22	(580)	(20,065)	(701)
Net cash flows generated from (used in) financing activities		16,081	(30,693)	9,892
Net (decrease) increase in cash and cash equivalents during the year		(10,469)	(9,572)	18,080
Cash and cash equivalents at beginning of year		25,942	35,514	17,434
Cash and cash equivalents at end of year	16	15,473	25,942	35,514

The accompanying notes are an integral part of these financial statements.

Minera Santa Cruz S.A.

Statement of changes in equity

For the years ended December 31, 2022, 2021 and 2020

	Notes	Equity share capital US$000	Legal reserve US$000	Other reserves US$000	Currency translation adjustment US$000	Total other reserves US$000	Retained earnings US$000	Total equity US$000
Balance at 1 January 2020		110,132	12,513	121,037	2,685	136,235	(97,231)	149,136
Dividends	22	-	-	(702)		(702)		(702)
Legal reserve		-	1,749	-		1,749	(1,749)
Other reserves (*)		-	-	33,224		33,224	(33,224)
Profit for the year		-	-	-			10,925	10,925
Balance at 31 December 2020		110,132	14,262	153,559	2,685	170,506	(121,279)	159,359
Dividends	22	-	-	(20,065)		(20,065)		(20,065)
Legal reserve		-	408	-		408	(408)
Other reserves (*)		-	-	7,754		7,754	(7,754)
Loss for the year		-	-	-			(8,645)	(8,645)
Balance at 31 December 2021		110,132	14,670	141,248	2,685	158,603	(138,086)	130,649
Dividends	22	-	-	(583)	-	(583)	-	(583)
Other reserves (*)		-	-	(11,476)	-	(11,476)	11,476	-
Profit for the year		-	-	-	-	-	1,091	1,091
Balance at 31 December 2022		110,132	14,670	129,189	2,685	146,544	(125,519)	131,157
(*)	In accordance with Shareholders meeting as of May 21, 2020, May 21, 2021 and , May 9, 2022 based on statutory purposes financial statements.

The accompanying notes are an integral part of these financial statements.

Minera Santa Cruz S.A.

Notes to the financial statements

For the years ended December 31, 2022, 2021 and 2020

1. Company information

Minera Santa Cruz S.A. (the “Company” or “MSC”) was incorporated in 2001. The Company is a limited company incorporated and domiciled in Sargento Cabral 124, Comodoro Rivadavia, Chubut, Argentina.

The Company’s principal business is the mining, processing and sale of silver and gold.  Information on the parent is presented in Note 23.

For management purposes, the Company is organized into one business unit; therefore, there is only one reporting segment according to IFRS 8, ‘Operating Segments’.

The financial statements of Minera Santa Cruz S.A. for the years ended December 31, 2022, 2021 and 2020 were authorized for issue in accordance with a resolution of the directors on June 29, 2023.

2. Basis of preparation and significant accounting policies

2.A Basis of preparation

2.A.1 Overview

The financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The basis of preparation and accounting policies used in preparing the financial statements for the years ended December 31, 2022, 2021 and 2020 are set out below. The financial statements have been prepared on a historical cost basis, except for derivative financial instruments which have been measured at fair value.

The financial statements are presented in US dollars and all values are rounded to the nearest thousand (US$ thousand), except where otherwise indicated.

Tha Company has prepared the financial statements on the basis that it will continue to operate as a going concern.

2.A.2 Foreign currencies

The Company’s financial information is presented in US dollars, which is the Company’s functional currency. The functional currency for the Company is determined by the currency of the primary economic environment in which it operates.

Transactions denominated in currencies other than the functional currency of the entity are recorded in the functional currency using the exchange rate prevailing at the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rate prevailing at the statement of financial position date. Exchange gains and losses on settlement of foreign currency transactions which are translated at the rate prevailing at the date of the transactions, or on the translation of monetary assets and liabilities which are translated at period-end exchange rates, are recorded in the Statements of profit (loss) and other comprehensive income.

Non-monetary assets and liabilities denominated in foreign currencies that are stated at historical cost are translated to the functional currency at the foreign exchange rate prevailing at the date of the transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

2.B Significant accounting judgments, estimates and assumptions

The preparation of the Company´s financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Estimates and assumptions are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.  The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Company based its assumptions and estimates on information available at the time of financial statements preparations. These assumptions may change in the future due to market changes or circumstances arising beyond the control of the Company and the impact on the financial statements could be material.

Significant areas of estimation uncertainty and critical judgments made by management in preparing the financial statements include:

Significant estimates:

●	Ore reserves and resources – Note 2.E (g)

There are numerous uncertainties inherent in estimating ore reserves and resources. Assumptions that are valid at the time of estimation may change significantly when new information becomes available. Changes in the forecast prices of commodities, exchange rates, production costs or recovery rates may change the economic status of reserves and resources and may, ultimately, result in changes to reserves and resources. This estimate is important for (i) the depreciation and amortization of PP&E and intangibles, (ii) the recoverable value of mining assets and (iii) mine closure.

●	Recoverable values of mining assets – Notes 2.E (e), (f), (h) and Notes 11, 12 and 13

The company assesses, at each reporting date, whether there is an indication that an asset or cash-generating unit (“CGU”) may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset’s or CGU’s recoverable amount. The recoverable amount is the higher of an asset’s or CGU’s fair value less costs of disposal (“FVLCD”) and its value in use (“VIU”).

The assessment of asset carrying values requires the use of estimates and assumptions such as long-term commodity prices, discount rates, future capital requirements, exploration potential and operating performance. Changes in these assumptions will affect the recoverable amount of the property, plant and equipment and evaluation and exploration assets and intangibles assets. See Note 30.

●	Mine closure costs – Note 2.E (m)

The Company assesses its mine closure costs provision annually. Significant estimates and assumptions are made in determining the provision for mine closure cost as there are numerous factors that will affect the ultimate liability payable. These factors include estimates of the extent and costs of rehabilitation activities, technological changes, regulatory changes, cost increases, mine life and changes in discount rates. Those uncertainties may result in future actual expenditures differing from the amounts currently provided. The provision at the balance sheet date represents management’s best estimate of the present value of the future closure costs required. Changes to estimated future costs are recognized in the balance sheet by adjusting the mine closure cost liability and the related asset originally recognized.

Critical Judgements:

●	Determination of functional currency.

The determination of functional currency requires management judgement, particularly where there may be several currencies in which transactions are undertaken and which impact the economic environment in which the entity operates.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

●	Income tax – Notes 2.E (b), 21 and 25.

Judgement is required in determining whether deferred tax assets are recognized on the balance sheet. Deferred tax is provided using the balance sheet method on temporary differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax assets, including those arising from unutilized tax losses require management to assess the likelihood that the Company will generate taxable earnings in future periods, in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the balance sheet date could be impacted.

●	Recognition of evaluation and exploration assets and transfer to development costs – Note 2.E (f)

The application of the Company´s accounting policy for Exploration and Evaluation (“E&E”) expenditure requires judgement to determine whether future economic benefits are likely from either future exploitation or sale, or whether activities have not reached a stage that permits a reasonable assessment of the existence of reserves and resources.

In addition to applying judgement to determine whether future economic benefits are likely to arise from the Company E&E assets (reserves and resources), the Company has to apply numerous other estimates and assumptions. The determination of a resource is itself an estimation process that involves varying degrees of uncertainty depending on how the resources are classified (i.e., measured, indicated or inferred). These estimates directly impact the deferral (capitalization or not) of E&E expenditures.

2.C Changes in accounting policies and disclosures

The accounting policies adopted in the preparation of the financial statements are consistent with those applied in the preparation of the financial statement for the year ended December 31, 2021.

Certain amendments and interpretations apply for the first time in 2022, but do not have an impact on the financial statements. The Company has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

2.D Standards, interpretations and amendments to existing standards that are not yet effective

Certain new standards, amendments and interpretations to existing standards have been published and are mandatory for accounting periods beginning on or after January 1, 2023 or later periods but which the Company has not previously adopted. These have not been listed as they are not expected to impact the Company.

2.E Summary of significant accounting policies

(a) Revenue recognition

The Company is involved in the production and sale of gold and silver from doré and concentrate containing both gold and silver. Concentrate and doré bars are sold directly to customers.

Revenue from contracts with customers is recognised when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Revenue value is determined net of refining and treatment charges but exclude selling expenses and any applicable sales taxes.

The revenue is subject to adjustments based on inspection of the product by the customer. Revenue is initially recognised on a provisional basis using the Company’s best estimate of contained gold and silver. Any subsequent adjustments to the initial estimate of metal content are recorded in revenue once they have been determined.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

In addition, certain sales are ‘provisionally priced’ where the selling price is subject to final adjustment at the end of a period, normally ranging from 15 to 120 days after the start of the delivery process to the customer, based on the market price at the relevant quotation point stipulated in the contract. Revenue is initially recognised when the conditions set out above have been met, using market prices at that date. The provisionally priced metal is revalued based on the forward selling price for the quotational period stipulated in the contract until the quotational period ends. The selling price of gold and silver can be measured reliably as these metals are actively traded on international exchanges. The revaluation of provisionally priced contracts is recorded as revenue.

●	Doré Sale

The terms that apply for doré sales is Carriage and Insurance Paid To (“CIP”), which indicate the moment in which the property and the risk of the MSC good is transferred to the client.

●	Concentrate Sale

For gold and silver concentrate, there are sales under Cost, Insurance and Freight (“CIF”) or CIP terms. Revenue is recognized at a point in time when the control passes to the customer.

The Sales under CIF or CIP terms requires the Company to be responsible for providing freight/shipping services (as principal) after the date that the Company transfers control of the metal in concentrate to its customers. The Company, therefore, has separate performance obligations for freight/shipping services which are provided solely to facilitate sale of the commodities it produces.

For CIF arrangements, the transaction price (as determined above) is allocated to the metal in concentrate and freight/shipping services using the relative stand-alone selling price method. Under these arrangements, a portion of consideration may be received from the customer in cash at, or around, the date of shipment under a provisional invoice. It is then recognized as revenue over time using an output method (being days of shipping/transportation elapsed) to measure progress towards complete satisfaction of the service as this best represents the Company´s performance. This is on the basis that the customer simultaneously receives and consumes the benefits provided by the Company as the services are being provided. The costs associated with these reight/shipping services are also recognized over the same period of time as incurred.

(b) Income tax

Income tax for the year comprises of current and deferred tax. Income tax is recognized in the income statement except to the extent that it relates to items charged or credited directly to equity, in which case it is recognized in equity.

Current income tax expense includes the expected tax payable for the year, using tax rates enacted at the statement of financial position date, and any adjustment to tax payable in respect of previous years.

Deferred income tax is estimated using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred tax assets and liabilities are measured using tax rates that are expected to apply to the period when the asset is realized or the liability is settled based on tax rates (and tax laws) that have been enacted or substantively enacted at the statement of financial position date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

(c) Tax contingencies

An estimate tax liability is recognized when the Company has a present obligation because of a past event, it is probable that the Company will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation. The liability is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account risks and uncertainties surrounding the obligation. Separate liabilities for interest and penalties are also recorded if appropriate.

Tax liabilities are based on management´s interpretation of tax law and the likelihood of settlement. This involves a significant amount of judgment as tax legislation can be complex and open to different interpretation. Management uses in-house tax experts, external professional service firms and previous experience when assessing tax risks.

(d) Leases

Right-of-use assets

The Company recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. The right-of-use asset is depreciated over the shorter of the asset's useful life and the lease term on a straight-line basis. Right-of-use assets are subject to impairment.

Lease liabilities

At the commencement date of the lease, the Company recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Company and payments of penalties for terminating a lease, if the lease term reflects the Company exercising the option to terminate. The variable lease payments are recognised as expense in the period on which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Company uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

Short-term leases and leases of low-value assets

The Company applies the short-term lease recognition exemption to its short-term leases of machinery and equipment (i.e., those leases that have a lease term of twelve months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered of low value (i.e., below $5,000). Lease payments on short-term leases and leases of low-value assets are recognised as expense on a straight-line basis over the lease term.

(e) Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation and impairment losses. Cost comprises its purchase price and directly attributable costs of acquisition or construction required to bring the asset to the condition necessary for the asset to be capable of operating in the manner intended by management. Economical and physical conditions of assets have not changed substantially over this period.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

The cost less residual value of each item of property, plant and equipment is depreciated over its useful life. Each item’s estimated useful life has been assessed with regard to both its own physical life limitations and the present assessment of economically recoverable reserves and resources of the mine property at which the item is located. Estimates of remaining useful lives are made on a regular basis for all mine buildings, machinery and equipment, with annual reassessments for major items. Depreciation is charged to cost of production on a units of production basis for mine buildings and installations and plant and equipment used in the mining production process or charged directly to the income statement over the estimated useful life of the individual asset on a straight-line basis when not related to the mining production process. Changes in estimates, which mainly affect units of production calculations, are accounted for prospectively. Depreciation commences when assets are available for use. Land is not depreciated.

An asset’s carrying amount is written-down to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized within other income/expenses, in the income statement.

The expected useful lives under the straight-line method are as follows:

Years
Buildings	3 to end of mine life
Plant and equipment	4 to end of mine life
Vehicles	5

Borrowing costs directly attributable to the acquisition or construction of an asset that takes a substantial time to be ready for its intended use are capitalized as part of the cost of the asset. All other borrowing costs are expensed when incurred.

Mining properties and development costs

Purchased mining properties are recognized as assets at their cost of acquisition. Costs associated with developing of mining properties are capitalized and are depreciated upon commencement of commercial production, using the UOP method.

When a mine construction project moves into the production stage, the capitalization of mine construction costs ceases and costs are either included in the cost of inventory or expensed, except for costs which qualify for capitalization.

Construction in progress

Assets in the course of construction are capitalized as a separate component of property, plant and equipment. On completion, the cost of construction is transferred to the appropriate category. Construction in progress is not depreciated.

Subsequent expenditures

Expenditures incurred to replace a component of an item of property, plant and equipment are capitalized to replace the carrying amount of the component being written-off. Other subsequent expenditures are capitalized if future economic benefits will arise from the expenditure, otherwise are expensed in the income statement as incurred.

(f) Evaluation and exploration assets

Evaluation and exploration expenses are capitalized when the future economic benefit of the project can reasonably be regarded as assured, and / or from the date that the Board of Directors authorizes management to conduct a feasibility study.

Expenditures are transferred to mining properties and development costs once the work is completed.

Costs incurred in converting inferred resources to indicated and measured resources (of which reserves are a component) are capitalized as incurred. Costs incurred in identifying inferred resources are expensed as incurred.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

(g) Determination of ore reserves and resources

The Company estimates its ore reserves and mineral resources based on information compiled by internal competent persons. Reports to support these estimates are prepared each year. It is the Company’s policy to have the report audited by a Qualified Person on an annually basis.

Reserves and resources are used in the UOP calculation for depreciation as well as the determination of the timing of mine closure cost and impairment analysis.

(h) Intangible assets

Right to use energy of transmission line

Transmission line costs represent the investment made by the Company during the period of its use. This is an asset with a finite useful life equal to that of the mine life and amortized applying the UOP method for the mine.

Other intangible assets

Other intangible assets are primarily computer software, which are capitalized at cost and amortized on a straight-line basis over their useful life of three years.

(i) Impairment of non-financial assets

The carrying amounts of property, plant and equipment, intangible assets and evaluation and exploration assets are reviewed for impairment if events or changes in circumstances indicate that the carrying value may not be recoverable. If there are indicators of impairment, an exercise is undertaken to determine whether the carrying values are in excess of their recoverable amount. Such review is undertaken on an asset by asset basis, except where such assets do not generate cash flow independent of other assets, and then the review is undertaken at the cash-generating unit level.

The assessment requires the use of estimates and assumptions such as long-term commodity prices, discount rates, future capital requirements, exploration potential and operating performance. Changes in these assumptions will affect the recoverable amount of this group of assets.

If the carrying amount of an asset or its cash-generating unit exceeds the recoverable amount, a provision is recorded to reflect the asset at the lower amount. Impairment losses are recognized in the income statement.

Calculation of recoverable amount

The recoverable amount of assets is the greater of their VIU and FVLCD. FVLCD is based on an estimate of the amount that the Company may obtain in a sale transaction on an arm’s length basis. VIU is based on estimated future cash flows discounted to present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs. The Company’s CGU is the smallest identifiable groups of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The Company considers the mine site as a CGU.

Reversal of impairment

An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

(j) Inventories

Inventories are valued at the lower of cost or net realizable value. Cost is determined using the weighted average method. The cost of work in progress and finished goods (ore inventories) is based on the cost of production.

For this purpose, the cost of production includes:

●	costs, materials and contractor expenses which are directly attributable to the extraction and processing of doré;
●	depreciation of property, plant and equipment used in the extraction and processing of ore;

Net realizable value is the estimated selling price in the ordinary course of business, less applicable selling expenses.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

(k) Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

- Initial recognition and measurement

Financial assets are classified initially as assets at amortized cost and /or fair value through other comprehensive income or loss (“OCI”), and fair value through profit or loss. The classification of financial assets at initial recognition depends on the financial asset´s contractual cash flow characteristics and the Company´s business model for managing them.

Financial assets are measured on initial recognition at fair value, plus, in the case of financial instruments other than those classified as fair value through profit or loss ("FVPL"), the inclusion of directly attributable transaction costs. Trade receivable that do not contain a significant financing component are measured at the transaction price.

Financial liabilities are classified, at initial recognition as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings payables, net of directly attributable transaction costs.

Financial assets

- Subsequent measurement

- Financial assets at fair value through profit or loss

For the year ended December 31, 2022 and 2021, all the Company’s financial assets are classified as assets at FVPL. The Company considers whether a contract contains an embedded derivative when the entity first becomes a party to it. The embedded derivatives are no longer separated from the host and therefore the revaluation of provisionally priced contracts is disclosed within the receivable of the host contract in “Trade and other receivables. Reassessment only occurs if there is a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required.

- Derecognition

A financial asset (or, where applicable, a part of a financial asset) is primarily derecognised (i.e., removed from the Company’s statement of financial position) when:

• The rights to receive cash flows from the asset have expired, or

• The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Company continues to recognise the transferred asset to the extent of its continuing involvement. In that case, the Company also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

- Impairment of financial assets

The Company assesses at each statement of financial position date whether a financial asset or group of financial assets is impaired.

Financial liabilities

- Subsequent measurement – Loans and borrowings

Loans and borrowings are recognized initially at fair value. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest rate (“EIR”) method.

Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process.

Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included as finance costs in the statement of profit or loss.

-Derecognition

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognised in the statement of profit or loss.

(l) Trade and other receivables

Current trade receivables are carried at the original invoice amount less provision made for impairment of these receivables. Non-current receivables are stated at amortised cost. A provision for impairment of trade receivables is established using the expected credit loss impairment model according to IFRS 9. The amount of the provision is the difference between the carrying amount and the recoverable amount and this difference is recognised in the income statement.

(m) Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Mine closure costs

Provisions for mine closure costs are made in respect of the estimated future costs of closure and restoration and for environmental rehabilitation costs (which include the dismantling and demolition of infrastructure, removal of residual materials and remediation of disturbed areas) in the accounting period when the related environmental disturbance occurs.

The rehabilitation provision represents the present value of rehabilitation costs relating to the mine site, and expected to be incurred at the expected end of the mine life. Rehabilitation costs are based on the management estimates using assumptions based on the current economic environment.

The provision is reviewed on an annual basis for changes in cost estimates, discount rates and the expected life of mine.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

Changes to estimated future costs are recognized in the statement of financial position by adjusting the mine closure cost liability and the related asset originally recognised. If, for mature mines, the related mine assets net of mine closure cost provisions exceeds the recoverable value, the portion of the increase is charged directly to the income statement. Similarly, for reductions to the estimated costs exceeding the carrying value of the mine asset, such portion of the decrease is credited directly to the income statement. For closed sites, changes to estimated costs are recognized immediately in the income statement.

Actual rehabilitation costs will ultimately depend upon future market prices for the necessary rehabilitation works required that will reflect market conditions at the relevant time. Furthermore, the timing of rehabilitation is likely to depend on when the mine ceases to produce at economically viable rates. This, in turn, will depend upon future gold and silver prices, which are inherently uncertain.

The discount rate used in the calculation of the provision as at December 31, 2022 was 1.49% (2021: -0.88%).

Other

Other provisions are accounted for when the Company has a legal or constructive obligation for which it is probable there will be an outflow of resources for which the amount can be reliably estimated.

(n) Cash-settled share-based payments

The fair value of cash-settled share plans is recognized as a liability over the vesting period of the awards. Movements in that liability between accounting dates are recognized as an expense. The fair value of the awards is taken to be the market value of the shares at the date of award adjusted by a factor for anticipated relative Total Shareholder Return (“TSR”) performance. Fair values are subsequently remeasured at each accounting date to reflect the number of awards expected to vest based on the current and anticipated TSR performance.

Uncertainties in estimating the award include potential changes in the TSR, the number of participants in the plan, and levels of interest rates.

(o) Finance income and costs

Finance income and costs mainly include, among others, interest expense on borrowings, the accumulation of interest on provisions, interest income on funds invested and financial charges for the acquisition of dollars through the sales of bonds.

Interest income is recognized as it is incurred, taking into account the effective yield on the asset.

(p) Dividend distributions

Dividend distributions to the Company’s shareholders are recognized as a liability in the Company’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

(q) Cash and cash equivalents

Cash and cash equivalents are carried in the statement of financial position at cost. For the purposes of the statement of financial position, cash and cash equivalents include cash on hand and deposits held with banks for varying periods of between one day and three months and which are subject to insignificant risk of changes in value.

Liquid investments are classified as cash equivalents if the amount of cash that will be received is known at the time of the initial investment and the risk of changes in value is considered insignificant.

(r) Short-term investments

Include deposits held with banks for periods higher than three months.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

3. Revenue

	Year ended December 31
	2022 US$000	2021 US$000	2020 US$000
Doré bars
Gold	61,081	57,334	25,110
Silver	46,509	50,454	16,826
Freight/shipping services (note 2.E(a))	1,365	1,363	662
Concentrate
Gold	72,177	81,882	91,668
Silver	58,746	64,704	69,051
Freight/shipping services (note 2.E(a))	3,591	3,234	2,781
Total	243,469	258,971	206,098

Revenue from the sale of doré and concentrate is recognized at a point in time when control is transferred and revenue from freight is recognized over time as services are provided. Included within revenue was a gain of $3,052 relating to provisional pricing adjustments (2021: loss of $115, 2020: gain of $1,947) arising on sales of concentrates and doré.

4. Cost of sales

	Year ended December 31
	2022 US$000	2021 US$000	2020 US$000
Personnel expenses	62,637	48,521	30,771
Depreciation and amortization	48,243	48,654	30,976
Third-party services	43,746	28,735	18,387
Supplies	38,875	35,414	23,539
Mining royalty (note 26)	6,317	7,171	5,208
Change in products in process and finished goods	(6,061)	728	2,309
Covid-19 expenses	2,059	20,334	34,011
Others	2,937	2,606	1,902
Total	198,753	192,163	147,103

5. Administrative expenses

	Year ended December 31
	2022 US$000	2021 US$000	2020 US$000
Personnel expenses	2,625	3,125	2,794
Indirect taxes	1,344	1,273	1,089
Professional fees	660	520	609
Depreciation and amortization	50	57	72
Other	1,573	1,425	1,399
Total	6,252	6,400	5,963

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

6. Exploration expenses

	Year ended December 31
	2022 US$000	2021 US$000	2020 US$000
Mine site exploration(1)
Third-party services	7,110	9,425	9,024
Personnel expenses	993	914	681
Others	843	263	740
Total	8,946	10,602	10,445

(1)	Mine-site exploration is performed with the purpose of identifying potential minerals within the existing mine-site as well as properties surrounding the mine site, to maintain and extend the mine’s life.

7. Selling expenses

	Year ended December 31
	2022 US$000	2021 US$000	2020 US$000
Taxes	10,345	11,765	9,202
Warehouse services	1,075	1,136	1,082
Sales commissions	228	210	304
Other	968	1,084	1,116
Total	12,616	14,195	11,704

8. Personnel expenses

	Year ended December 31
	2022 US$000	2021 US$000	2020 US$000
Salaries and wages	56,950	53,006	46,467
Other legal contributions	15,816	14,199	12,559
Statutory holiday payments	3,974	3,740	2,976
Long Term Incentive Plan	(129)	149	139
Termination benefits	2,018	4,540	1,312
Other	306	295	164
Total	78,935	75,929	63,617

Personnel expenses are included in costs of sales, administrative, exploration and other expenses (Notes 4, 5, 6 and 9) or capitalised to plant and equipment, E&E assets and inventory as follows: year ended December 31, 2022 – $9,847 (2021: $7,468, 2020: $5,004). For year ended December 2022 $1,479, was classified as COVID-19 expenses in costs of sales (2021: $7,606).

Average number of employees for 2022, 2021 and 2020 was as follows:

	Year ended December 31
	2022	2021	2020
Average number of employees (*)	1,391	1,466	1,434
Total	1,391	1,466	1,434

(*)	Unaudited

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

9. Other income and expenses

	Year ended December 31
	2022 US$000	2021 US$000	2020 US$000
Other income
Reversal of impairment	-	-	8,304
Reversal of supplies obsolescence	-	-	1,271
Other	265	438	204
Total	265	438	9,779
Other expenses
Corporate Social Responsibility	3,360	3,911	2,689
Voluntary retirement program and related salaries	1,742	8,295	1,149
Labor lawsuits	3,138	958	268
VAT write-off	152	185	98
Other	1,729	932	553
Total	10,121	14,281	4,757

Other income and expenses for the year ended December 31, 2022, included mainly non-cash expense of $418 (2021 and 2020 non-cash income and charges of $354 and $9,055, respectively).

10. Finance income and costs

	Year ended December 31
	2022 US$000	2021 US$000	2020 US$000
Finance income
Other finance income	632	300	509
Interest on deposits and liquidity funds	540	1,330	389
Unwinding mine closure	105	367	160
Non-cash gain on discount of VAT and other receivables	-	-	214
Total	1,277	1,997	1,272
Finance costs
Financial costs	4,956	15,345	12,770
Interest on bank loans (note 18)	2,871	1,982	2,705
Non- cash loss on discount of VAT assets and other receivables	780	632	-
Interest expense	255	245	189
Other	2,150	1,377	1,082
Total	11,012	19,581	16,746

Financial costs for the year ended December 31, 2022, 2021 and 2020 mainly represent charges for the acquisition of dollars through the sales of bonds.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

11. Property, plant and equipment

	Mining properties and development costs US$000	Land and buildings US$000	Plant and equipment US$000	Vehicles US$000	Mine closure asset US$000	Construction in progress and capital advances US$000	Total US$000
Year ended December 31, 2022
Cost
Balance at January 1, 2022	441,610	169,544	131,005	4,961	25,724	2,934	775,778
Additions	38,476	-	9,191	-	7,901	2,445	58,013
Change in closure provision discount rate	-	-	-	-	(5,180)	-	(5,180)
Disposals	-	-	-	(179)	-	-	(179)
Transfers and other movements	-	2,601	(20)	308	-	(2,894)	(5)
Transfers from evaluation and exploration assets	332	-	-	-	-	-	332
Balance at December 31, 2022	480,418	172,145	140,176	5,090	28,445	2,485	828,759
Accumulated depreciation and impairment(2)
Balance at January 1, 2022	407,198	118,882	82,932	3,532	15,348	-	627,892
Depreciation for the year(1)	30,203	7,799	9,360	489	2,171	-	50,022
Disposals	-	-	-	(179)	-	-	(179)
Transfers from evaluation and exploration assets	22	-	-	-	-	-	22
Balance at December 31, 2022	437,423	126,681	92,292	3,842	17,519	-	677,757
Net book amount at December 31, 2022	42,995	45,464	47,884	1,248	10,926	2,485	151,002

(1)	The depreciation for the year is included in cost of sales and administrative expenses in the income statement, the remaining amount is capitalized.

	Mining properties and development costs US$000	Land and buildings US$000	Plant and equipment US$000	Vehicles US$000	Mine closure asset US$000	Construction in progress and capital advances US$000	Total US$000
Year ended December 31, 2021
Cost
Balance at January 1, 2021	412,208	165,848	122,729	4,107	26,105	2,821	733,818
Additions	27,917	-	11,080	1,111	640	3,559	44,307
Change in closure provision discount rate	-	-	-	-	(1,021)	-	(1,021)
Disposals	-	-	(2,554)	(257)	-	-	(2,811)
Transfers and other movements	-	3,696	(250)	-	-	(3,446)	-
Transfers from evaluation and exploration assets	1,485	-	-	-	-	-	1,485
Balance at December 31, 2021	441,610	169,544	131,005	4,961	25,724	2,934	775,778
Accumulated depreciation and impairment
Balance at January 1, 2021	375,907	109,850	76,985	3,308	13,360	-	579,410
Depreciation for the year (3)	31,193	9,032	8,147	481	1,988	-	50,841
Disposals	-	-	(2,200)	(257)	-	-	(2,457)
Transfers from evaluation and exploration assets	98	-	-	-	-	-	98
Balance at December 31, 2021	407,198	118,882	82,932	3,532	15,348	-	627,892
Net book amount at December 31, 2021	34,412	50,662	48,073	1,429	10,376	2,934	147,886

(2)	The depreciation for the year is included in cost of sales and administrative expenses in the income statement, the remaining amount is capitalized.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

12. Evaluation and exploration assets

Total US$000
Cost
Balance at January 1, 2021	6,518
Additions	-
Transfers to property, plant and equipment	(1,485)
Balance at December 31, 2021	5,033
Additions	-
Transfers to property plant and equipment	(332)
Balance at December 31, 2022	4,701
Accumulated impairment
Balance at January 1, 2021	428
Transfers to property, plant and equipment	(98)
Balance at December 31, 2021	330
Transfers to property, plant and equipment	(22)
Balance at December 31, 2022	308
Net book value as at December 31, 2021	4,703
Net book value as at December 31, 2022	4,393

13. Intangible assets

	Transmission line(1) US$000	Software licenses US$000	Total US$000
Cost
Balance at January 1, 2021	22,157	1,321	23,478
Additions	-	-	-
Transfer	-	-	-
Balance at December 31, 2021	22,157	1,321	23,478
Additions	-	-	-
Transfer	-	5	5
Balance at December 31, 2022	22,157	1,326	23,483
Accumulated amortization
Balance at January 1, 2021	16,874	1,308	18,182
Amortization for the year(2)	819	7	826
Balance at December 31, 2021	17,693	1,315	19,008
Amortization for the year(2)	697	6	703
Balance at December 31, 2022	18,390	1,321	19,711
Net book value as at December 31, 2021	4,464	6	4,470
Net book value as at December 31, 2022	3,767	5	3,772

(1)	The transmission line is amortized using the units of production method.
(2)	Amortization for the period is included in cost of sales and administrative expenses in the income statement.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

14. Trade and other receivables

	As at December 31
	2022		2021
	Non-current US$000	Current US$000	Non-current US$000	Current US$000
Trade receivables (note 29.c)	-	27,886	-	19,652
VAT(1)	16	12,655	40	17,012
Income tax credit	-	3,124	-	-
Prepaid expenses	3,124	1,428	-	690
Advances to suppliers	-	1,209	-	2,080
Credit due from exports	224	-	184	-
Receivables from related parties (note 23.a)	-	32	-	32
Loans to employees	-	56	-	51
Export duties paid in excess	130	-	47	-
Tax asset – IFRIC 23	35	-	172	-
Other	5	190	10	646
Total	3,534	46,580	453	40,163

(1)	VAT is valued at its recoverable amount.

The fair values of trade and other receivables approximate their book value.

15. Inventories

	US$000
	As at December 31
	2022 US$000	2021 US$000
Finished goods	-	219
Products in process	9,634	3,790
Supplies and spare parts	27,690	21,808
Provision for obsolescence of supplies	(2,414)	(1,995)
Total	34,910	23,822

Finished goods include doré and concentrate. Doré is an alloy containing a variable mixture of silver, gold and minor impurities delivered in bar form to refiners. Concentrate is a product containing sulphides with a variable content of base and precious metals and is sold to smelters.

The amount of expense recognized in profit and loss related to the consumption of inventory of supplies, spare parts and raw materials is $38,911 (2021: $35,461, 2020: $23,566).

Movements in the provision for obsolescence comprised of an increase in the provision of $394 (2021: increase of $38, 2020: decrease of $1,271) and a consumption of $24.

16. Cash and cash equivalents

	As at December 31
	2022 US$000	2021 US$000
Cash at bank	15,473	23,984
Current demand deposit accounts(1)	-	1,958
Cash and cash equivalents considered for the statement of cash flows	15,473	25,942

(1)	Relates to bank deposits for varying periods of between one day and three months.

The fair value of cash and cash equivalents approximates their book value.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

17. Trade and other payables

	As at December 31
	2022		2021
	Non-current US$000	Current US$000	Non-current US$000	Current US$000
Trade payables(1)	-	22,543	-	20,417
Salaries and wages payable	-	13,817	-	17,705
Taxes and contributions	-	5,066	2	6,668
Guarantee deposits	-	27	-	27
Mining royalty (note 26)	-	597	-	648
Accounts payable to related parties (note 23.a)	856	1,254	942	480
Other	-	413	-	2,585
Total	856	43,717	944	48,530

(1)     Trade payables relate mainly to the acquisition of materials, supplies and contractors’ services. These payables do not accrue interest and no guarantees have been granted.

18. Borrowings

	As at December 31
	2022		2021
	Effective interest rate	Current US$000	Effective interest rate	Current US$000
Pre-shipment loans	47,63%	2,162	-	-
Stock market promissory notes	4%	14,500	-	-

For short-financing purposes, the Company enters into pre-shipment loans denominated in pesos which are guaranteed by the respective sales contracts and stock market promissory notes denominated in USD; movements in pre-shipment loans and stock market promissory notes for the year ended December 31, 2022 were as follows:

			US$000
	January 1, 2022	In flows	Accrued	Exchange difference	Out flows	December 31, 2022
Current interest-bearing loans and borrowings
Current obligations under pre-shipment loans	-	13,411	2,723	(1,160)	(12,812)	2,162
Stock market promissory notes	-	15,500	-(1)		(1,000)	14,500
Total liabilities from financial activities	-	28,911	2,723	(1,160)	(13,812)	16,662
(1)Includes interest and premium for $148 that were offset.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

19. Provisions

		(2)
	Provision for mine closure(1) US$000	Long Term Incentive Plan(2) US$000	Other US$000	Total US$000
Balance at January 1, 2021	27,645	119	901	28,665
Additions/Decreases	640	(76)	1,102	1,666
Accretion	(368)	-	-	(368)
Change in discount rate	(1,021)	-	-	(1,021)
Balance at December 31, 2021 (Non-Current)	26,896	43	2,003	28,942
Additions/decreases	7,901	(43)	2,171	10,029
Accretion	(105)	-	-	(105)
Change in discount rate	(5,180)	-	-	(5,180)
Balance at December 31, 2022	29,512	-	4,174	33,686
Balance at December 31, 2022 (Non-Current)	29,306	-	4,174	33,480
Balance at December 31, 2022 (Current)	206	-	-	206

(1)	The provision represents the present value of the estimated cost to decommission and rehabilitate the mine at the expected date of closure for the mine as of December 31, 2029. The present value of the provision was calculated using a real pre-tax annual discount rate, based on a US Treasury bond of an appropriate tenure as at December 31, 2022 and 2021. The cash flows were adjusted to reflect the risks related. Uncertainties on the timing of use for this provision include future changes that could impact the timining of closing the mine, as new resources and reserves are discovered. The discount rate used was 1.49% and -0.88% as of December 31, 2022 and 2021, respectively.
(2)	Corresponds to the provision related to awards granted under the Long-Term Incentive Plan to designated personnel of the Company.

20. Equity

Share capital issued

Share capital of the Company as at December 31, 2022 is as follows:

	Issued
Class of shares	Number	US$000
Ordinary shares	344,756,530	110,132

Cumulative translation adjustment:

The cumulative translation adjustment includes exchange differences arising from the translation of the financial statements for the period in which the Company had a functional currency different than the reporting currency.

21. Income tax

The major components of income tax expense for the years ended December 31, 2022 and 2021 were as follows:

	Year ended December 31
	2022 US$000	2021 US$000	2020 US$000
Current income tax:
Current income tax charge	(1)	(5,258)	(5,442)
Adjustments in respect of current income tax of previous year	-	-	(15)
Deferred income tax:
Relating to origination and reversal of temporary differences	4,788	(5,065)	(1,085)
Income tax recovery (expense)	4,787	(10,323)	(6,542)

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

A reconciliation between tax expense and the product of accounting profit multiplied by Company’s domestic tax rate for the years ended December 31, 2022, 2021 and 2020 is as follows:

	Year ended December 31
	2022 US$000	2021 US$000	2020 US$000
Loss/profit before income tax	(3,696)	1,678	17,467
At Company´s statutory income tax rate of 35% (2021: 35% and 2020: 30%)	1,294	(587)	(5,240)
Expenses not deductible for tax purposes	(24)	-	17
Exploration expenses (double deduction)	2,412	3,561	2,726
Foreign exchange differences	(8,748)	(4,077)	(5,807)
Comprehensive fiscal inflation adjustment	10,830	7,595	2,891
Change in tax rate	-	(12,501)	1,529
Impairment reversal effect	-	-	2,491
Nondeductible financial cost	(1,166)	(5,009)	(3,831)
Other	189	695	(1,318)
Income tax recovery (expense)	4,787	(10,323)	(6,542)

Deferred taxes

Deferred income tax relates to the following:

	Statement of financial position		Income statement
	As at December 31, 2022 US$000	As at December 31, 2021 US$000	2022 US$000	2021 US$000	2020 US$000
PP&E, explorations and evaluation assets, and intangible assets	(42,728)	(44,171)	1,443	(7,959)	(2,219)
Inventories	(4,985)	(2,597)	(2,388)	(49)	(107)
Tax loss carry forward	3,198	-	3,198	-	-
Fiscal inflation adjustment	(158)	(447)	289	137	1,188
Abandonment and mine rehabilitation provision	7,526	6,747	779	1,283	1,119
Other liabilities	3,019	1,367	1,652	1,324	(49)
Other assets	542	727	(185)	199	(1,017)
Deferred income tax recovery (expense)			4,788	(5,065)	(1,085)
Deferred income tax liabilities, net	(33,586)	(38,374)

Reflected in the statement of financial position
Deferred income tax assets	14,285	8,841
Deferred income tax liabilities	(47,871)	(47,215)
Deferred income tax liabilities net	(33,586)	(38,374)

In 2017 the law No. 27,430 had established that the corporate income tax rate would be reduced from 35% to 30% for fiscal years beginning as of January 1, 2018 through December 31, 2019 and to 25% for fiscal years beginning as of January 1, 2020.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

Tax on dividends or profit distributed by, among others, Argentine companies or permanent establishments to individuals, undivided properties or beneficiaries residing abroad would be distributed based on the following considerations: (i) dividends resulting from the profit accrued during the fiscal years beginning January 1, 2018 through December 31, 2019, would be subject to a 7% withholding tax; and (ii) dividends resulting from profit accrued during the fiscal years beginning on January 1, 2020 would be subject to a withholding tax of 13%.

The reform introduced by the Law No. 27,541, suspended these tax reductions and maintained the originals 30% for income tax and 7% for tax on dividends until fiscal years beginning as of January 1, 2021, inclusive.

Law No. 27,468 had established that for the first three fiscal years beginning as of January 1, 2019, the positive or negative effect of the inflation adjustment provided by the Income Tax Law should be distributed in one third of the in the tax return of the fiscal year in which the adjustment was assessed, and the remaining two thirds, in equal parts, in the two immediately subsequent fiscal years. The abovementioned reform amended such distribution and established that one sixth of the positive or negative adjustment for the first and second fiscal years beginning as from January 1, 2019, should be allocated to the tax return of the year in which the adjustments are assessed, and the remaining balance, to the immediately following five fiscal years.  However, for fiscal years beginning as of January 1, 2021, 100% of the adjustment may be deducted/taxed in the fiscal year in which the effect is determined.

On June 16, 2021, Law No. 27,630 amended the income tax rates for years beginning on or after January 1, 2021. Companies shall pay the tax using the scale set out below: (Expressed in Argentinian pesos).

Accumulated Net Income Tax
More than ARG$	To ARG$	Must pay ARG$	More than %	Above superavit ARG$
$ 0	$ 7,604,948.57	$ 0	25%	$ 0
$ 7,604,948.57	$ 76,049,485.68	$ 1,901,237.14	30%	$ 7,604,948.57
$ 76,049,485.68	Onwards	$ 22,434,598.28	35%	$ 76,049,485.68

22. Dividends paid and proposed

	Year ended December 31
	2022 US$000	2021 US$000	2020 US$000
Dividends declared	583	20,065	702
Dividends paid	580	20,065	701

23. Related-party balances and transactions

MSC is a private company, owned by Hochschild Mining Argentina Corporation S.A. (“HMAC S.A.”) with a 51% interest and Minera Andes S.A. (“MASA”) with a 49% interest. HMAC S.A. is an indirect wholly-owned subsidiary of Hochschild Mining Plc. and MASA is an indirect wholly-owned subsidiary of McEwen Mining Inc.

(a) Related-party accounts receivable and payable

The Company had the following related-party balances and transactions during the years ended December 31, 2022 and 2021. The related parties are companies owned or controlled by the main shareholder of the parent company or shareholders.

	US$000		US$000
	Trade and other receivables		Trade and other payables
	As at December 31, 2022 US$000	As at December 31, 2021 US$000	As at December 31, 2022 US$000	As at December 31, 2021 US$000
Current related party balances
Compañía Minera Ares	32	32	1,179	404
Hochschild Mining Plc.	-	-	931	1,018
Total	32	32	2,110	1,422

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

As at December 31, 2022 and 2021, all related parties accounts were, non-interest bearing.

No security has been granted or guarantees given by the Company in respect of these related party balances.

	2022 US$000	2021 US$000	2020 US$000
Related party transactions
Intercompany services
Compañía Minera Ares	1,165	914	849
Other intercompany transactions
Hochschild Mining Plc	(87)	198	-
Dividends Declared – See note 22
Hochschild Mining Argentina Corp.	297	10,233	358
Minera Andes S.A.	286	9,832	344

(b) Compensation of key management personnel of the Company

Compensation of key management personnel (including Directors)	2022 US$000	2021 US$000
Salaries and benefits	637	519
Long Term Incentive Plan	(104)	87
Total compensation paid to key management personnel	533	606

24. Commitments

Capital commitments

As at December 31, 2022  the future capital commitments of $3,687 (2021: $13,812) were related to projects, infrastructure and sustaining and exploration activities started during the year which will be completed in subsequent months.

25. Contingencies

(a) Taxation

Fiscal periods remain open to review by the tax authorities for five years in Argentina, preceding the year of review. During this time the authorities have the right to raise additional tax assessments including penalties and interest. Under certain circumstances, reviews may cover longer periods.

Because a number of fiscal periods remain open to review by the tax authorities, coupled with the complexity of the Company and the transactions undertaken by it, there remains a risk that additional tax liabilities may arise.

(b) Other

The Company has conducted its operations in the ordinary course of business in accordance with its understanding and interpretation, and based on advice of legal counsel, of applicable legislation in the country in which the Company has operations. In certain specific transactions, however, the relevant authorities could have a different interpretation of those laws and regulations that could lead to contingencies or additional liabilities for the Company. Having consulted legal counsel, management believes that it has reasonable grounds to support its position.

The assessment of contingencies inherently involves exercise of significant judgment and estimates of the outcome of future events. Uncertainties in estimating the liability includes changes in the legal interpretation that the authorities could make in respect of the Company’s transactions.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

26. Mining royalties and taxes

Royalties

In accordance with Argentinian legislation, Provinces (being the legal owners of the mineral resources) are entitled to request royalties from mine operators. For San Jose, the mining royalty was originally fixed at 1.85% of the pit-head value of the production where the final product is doré and 2.55% where the final product is mineral concentrate or precipitates. In October 2012, a new provincial law was passed, which increased the mining royalty applicable to doré and concentrate to 3% of the pit-head value. Since November 2012 the Company has been paying and expensing the increased 3%. As at December 31, 2022, the amount payable as mining royalties amounted to $597 (2021: $648). The amount recorded in the income statement was $6,317 (2021: $7,171, 2020: $5,208).

27. Export

Export Duties

The Executive branch is empowered to increase export duties: (i) up to 33% of the tax base or of the official soybean price, (ii) 15% in the case of goods exports not subject to export duties or which were subject to a 0% rate as of September 2, 2018, (iii) 15% in the case of goods exports not subject to export duties or which were subject to a 0% rate as of September 2, 2018, and (iv) 5% of the tax base or of the official FOB price for industrial products and services. In case of MSC, export duties were settled in ARS 4 per dollar for Doré bars and for Concentrate and silver bars ARS 3 per dollar.

Before approving Law No. 27,541, the federal government published Presidential Decree No. 37/2019 (Official Bulletin dated December 14, 2019), which amended the withholdings system, rendered ineffective the ARS 4 per 1 USD dollar cap established by the previous administration in 2018, and increased export duties for doré bars up to 12%.

Finally, accordingly to Law No. 27,541 the export duties rates for mining activity could not be higher than 8% over Freight on Board (“FOB”) price.

In the search for an increase in the supply of US dollars contributing to stability in the foreign exchange market, the Federal Executive established measures in October 2020 to promote exports with an impact on the mining, industrial and agricultural sectors. Those measures are contained in Presidential Decrees 785/2020, 789/2020 y 790/2020 and basically refer to:

(a)	A reduction from 12% to 8% in the rate of exports duties for a series of tariff positions related to the mining sector (gold, doré bar, granite and marble, among others), effective through December 31, 2021.

(b)	Presidential Decree No. 1060/2020 (published in the Official Bulletin on December 31, 2020) establishes new rates as of January 1, 2021, for raw and concentrate silver bars. The rate will stand at 4.5%. The rate on bullion remains at 8% under Presidential Decree No. 785/20, effective through December 31, 2021.

On December 31, 2021, Decree No. 908/2021 was published in the Official Gazette, by means of which the 8% Export Duty rate is extended until December 31, 2023 for certain goods whose tariff positions were duly reached by Presidential Decrees No. 785/2020.

28. Investment regime for mining activity

Law No. 24,196, as amended by Law No. 25,429 establishes a regime for mining investments applicable in all provinces in Argentina. In this regard, on October 21, 1993, the Province of Santa Cruz emulated this mining investment regime through Provincial Law No. 2,332.

Those interested in benefiting from this regime must register with the National Mining Secretary.

The main benefits for the mining companies that carry out activities within the framework of this regime are detailed below:

o	Fiscal stability for a period of thirty years from the date of submission of the Feasibility Study. Fiscal stability for all taxes, to be understood as such all direct taxes and tax contributions that have as taxpayers the companies registered in the register mentioned previously, as well as rights, duties or other import or export charges.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

o	Fiscal stability shall also apply to foreign exchange regimes and tariffs, excluding exchange rate and repayments, refunds and/or repayment of charges in connection with exports.
o	Tax deduction from income tax balance, from the time of submission of the application for registration authorized by Law No. 24,196, of one hundred percent of the amounts invested in exploration expenditures, mineralogical and metallurgical testing, pilot plant and other work to determine the technical and economic feasibility of the projects, subject to treatment as expenses or amortizable investment, appropriate to these in accordance with income tax law.
o	Optional accelerated depreciation regime for income tax on capital investments made towards the execution of new mining projects and expansion of existing ones.

o	In this regard, annual tax depreciation shall not exceed, in each fiscal year, the amount of taxable income generated by mining activities, prior to the transfer of the relevant amortization and, if applicable, once tax losses from prior years are computed. The non-computable surplus in a given fiscal year can be attributed to the following years, considering for each the maximum limit mentioned above. The period during which tax depreciation of assets is computed may not exceed the term of their respective useful lives. The existing residual value at the end of the year, in which the expiration of the useful life of assets occurs, may be attributed entirely to the tax balance of that fiscal year, and the above limitation is not applicable in these cases.

o	Exemption from payment of import duties and any other duty, correlative levy or statistics duty, except other remuneration duties on services, corresponding to the introduction of capital goods, special equipment or component parts of such property and inputs determined by the enforcement authority that are necessary for the execution of the activities covered by this scheme.

o	Recovery of tax credits arising from acquisitions and imports of goods and services for the purposes of carrying out mining activities such as prospection, exploration, mineralogical studies and applied research that after twelve (12) fiscal periods counted from the year in which they were computed, make up the balance of the VAT.

o	Deduction of the provision for mine closure and abandonment in the determination of income tax, up to an amount equal to five percent of the operating costs of extraction and processing.

Companies registered in the regime will not see an increase in their total tax burden, considered separately in each relevant jurisdiction upon the filing of said Feasibility Study at the national, provincial and municipal levels, which adhere to Law 24,196.

For increases in the total tax burden, the following actions, among others, are mentioned in Law No. 25,429: the creation of new taxes, an increase in the rates, fees or amounts of existing taxes, the modification of the mechanisms or procedures determining the fiscal base for taxes, the repeal of exemptions granted, and the elimination of deductions allowed.

Additionally, with regards to interest payments to foreign financial institutions and entities, included in Title V of the Income Tax Law, fiscal stability also applies to the increase in the rates, fees or amounts in effect on the date of the Feasibility Study to the alteration of rates or mechanisms for determining the estimated net gain of Argentine origin, when companies operating under the regime have agreed by contract to take charge of the respective tax.

Fiscal stability does not include: changes in the value of property, when such valuation is the basis for the determination of a tax, the extension of the validity of rules passed for a certain time, which are in effect at the time fiscal stability is obtained; expiration of exemptions, exceptions or other measures adopted for a certain time, and due to the expiry of that period; contributions towards the

Single Social Security System and indirect taxes, including Value Added Tax.

These benefits (except fiscal stability), apply to mining projects of the Company as from April 18, 2002, the date on which the Secretariat of Energy and Mining of the Nation, decided to register the Company in the Register of Mining Investments (Law No. 24,196). Said registration was requested by the Company in October 2001.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

On November 21, 2005 the Company submitted the Feasibility Study to the Mining Ministry, from which date it is enjoying the benefits of fiscal stability.

29. Financial risk management

The Company is exposed to a variety of risks and uncertainties which may have a financial impact on the Company and which also impact the achievement of social, economic and environmental objectives. These risks include strategic, commercial, operational, legal and financial risks and are further categorized into risk areas to facilitate risk reporting across the Company.

The Company has made significant developments in the management of the Company’s risk environment which seeks to identify and, where appropriate, implement the controls to mitigate the impact of the Company’s significant risks.

(a) Commodity price risk

Silver and gold prices have a material impact on the Company’s results of operations. Prices are significantly affected by changes in global economic conditions and related industry cycles. Generally, producers of silver and gold are unable to influence prices directly; therefore, the Company’s profitability is ensured through the control of its cost base and the efficiency of its operations.

The Company has provisional pricing features (included in trade receivables) arising from the sale of concentrate and doré which were provisionally priced at the time the sale was recorded (refer to Note 3). For these features, the sensitivity of the fair value to an immediate 10% favorable or adverse change in the price of gold and silver (assuming all other variables remain constant), is as follows:

Year	Increase/ decrease price of ounces of:	Effect on profit before tax US$000
2022	Gold +/-10% Silver +/-10%	+/-2,294 +/-1,947
2021	Gold +/-10% Silver +/-10%	+/-2,855 +/-2,294

(b) Foreign currency risk

The Company produces silver and gold which are typically priced in US dollars. A portion of the Company’s costs are incurred in Argentinian pesos. Accordingly, the Company’s financial results are affected by exchange rate fluctuations between the US dollar and the local currency. The long-term relationship between commodity prices and currencies in the country provides a certain degree of natural protection. The Company does not use derivative instruments to manage its foreign currency risks.

The following table demonstrates the sensitivity of financial assets and liabilities, at the reporting date, denominated in their respective currencies, to a reasonably possible change in the US dollar exchange rate, with all other variables held constant, of the Company’s profit before tax:

Year	Increase/decrease in US$/other currencies’ rate	Effect on profit before tax US$000
2022
Argentinian pesos	+/-10%	+/-457
2021
Argentinian pesos	+/-10%	+/-705

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

(c) Credit risk

Credit risk arises from debtors’ inability to make payment of their obligations to the Company as they become due (without taking into account the fair value of any guarantee or pledged assets). The Company is primarily exposed to credit risk as a result of commercial activities and non-compliance, by counterparties, in transactions in cash which are primarily limited to cash balances deposited in banks and accounts receivable at the statement of financial position date.

Counterparty credit exposure based on commercial activities, including trade receivables and cash balances in banks as at December 31, 2022 and 2021 was shown as follows:

Summary commercial partners – Trade receivables	As at December 31, 2022 US$000	Credit rating or % collected as at 29 June 2023	As at December 31, 2021 US$000	Credit rating or % collected as at 29 June 2022
LS MNM	24,132	100%	14,008	100%
Aurubis AG	3,034	100%	4,287	100%
Argor Heraus S.A.	802	100%	845	100%
Shandong Humon Smelting Co, Ltd.	(82)	100%	-	100%
Complejo Metalurgico Altonorte S.A.	-	-	485	100%
Sumitomo	-	-	27	100%
Total	27,886		19,652

Financial counterparties	As at	Credit	As at
	December 31, 2022	rating(1)	December 31, 2021
	US$000		US$000
JP Morgan	6,314	A3-	4,449
Citibank US	5,666	A3-	15,301
Citibank N.A.	3,040	CCC+	3,728
ICBC US	415	A1	2
ICBC	2	A1-	2,228
BBBVA N.Y.	2	CCC-	5
BBVA	1	A1+	3
Santander	1	A1	2
BBVA España	-	-	2
Total	15,441		25,720

(1)	The long-term credit rating as of December 2022.

To manage the credit risk associated with commercial activities, the Company took the following steps:

●	Active use of prepayment/advance clauses in sales contracts;
●	Delaying delivery of title and/or requiring advance payments to reduce exposure timeframe (potential delay in sales recognition);
●	Obtaining parent guarantees or contracting directly with parent company to shore up the credit profile of the customer (where possible); and
●	Maintaining as diversified a portfolio of clients as possible.

To manage credit risk associated with cash balances deposited in banks, the Company took the following steps:

●	Increasing banking relationships with large, established and well-capitalized institutions in order to secure access to credit and to diversify credit risk;
●	Limiting exposure to financial counterparties according to Board approved limits; and
●	Investing cash in short-term, highly liquid and low risk instruments (money market accounts, term deposits, US Treasuries).

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

Receivable balances are monitored on an ongoing basis.

(d) Liquidity risk

Liquidity risk arises from the Company’s inability to obtain the funds it requires to comply with its commitments, including the inability to sell a financial asset quickly enough and at a price close to its fair value. Management constantly monitors the Company’s level of short- and medium-term liquidity, and its access to credit lines, in order to ensure appropriate financing is available for its operations. In 2022 the Company maintained uncommitted short-term bank lines for approximately $49,648.

The table below categorizes the undiscounted cash flows of Company’s financial liabilities into relevant maturity groupings based on the remaining period as at the statement of financial position to the contractual maturity date.

	Less than 1 year US$000	Between 1 and 2 years US$000	Between 2 and 5 years US$000	Over 5 years US$000	Total US$000
At December 31, 2022
Trade and other payables	43,717	856	-	-	44,573
Borrowings	16,662	-	-	-	16,662
Provisions	206		4,174	29,306	33,686
Total	60,585	856	4,174	29,306	94,921
At December 31, 2021
Trade and other payables	48,530	944	-	-	49,474
Borrowings	-	-	-	-	-
Provisions	-	-	2,046	26,896	28,942
Total	48,530	944	2,046	26,896	78,416

(e) Fair value hierarchy

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

●	Level 1 — quoted (unadjusted) prices in active markets for identical assets or liabilities.
●	Level 2 — other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly.
●	Level 3 — techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

As at December 31, 2022 and 2021, the Company held the following financial instruments measured at fair value:

Assets measured at fair value(1)	December 31, 2022 US$000	Level 1 US$000	Level 2 US$000	Level 3 US$000
Provisional pricing features	3,052	-	-	3,052

(1) Within trade receivables.

Assets measured at fair value(1)	December 31, 2021 US$000	Level 1 US$000	Level 2 US$000	Level 3 US$000
Provisional pricing features	(115)	-	-	(115)

(1) Within trade receivables.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

During the period ending December 31, 2022 and 2021, there were no transfers between these levels.

(f) Capital risk management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders, benefits for other stakeholders, and to maintain an optimal capital structure to reduce the cost of capital. Management considers as part of its capital, the financial sources of funding from shareholders and third parties. During 2022 management decided to increase its short-term debt. In addition, management reserves the right to use short-term pre-shipment financing (financing of commercial accounts receivables and finished goods inventory). During 2021 management decided to cancel all its short-term debt.

30. Impairment of Non-financial assets

The carrying amounts of property, plant and equipment intangibles and evaluation and exploration assets are reviewed for impairment if events or changes in circumstances indicate that the carrying value may not be recoverable. If there are indicators of impairment, an exercise in undertaken to determine whether the carrying values are in excess of their recoverable amount. Such review is undertaken on an asset by asset basis, except here such assets do not generate cash flows independent of other assets, and then the review undertaken at the cash-generating unit level.

The assessment requires the use of estimates and assumptions such as long-term commodity prices, discount rates, future capital requirements, production cost, reserves and resources volumes (reflected in the production volume).Changes in these assumptions will affect the recoverable amount of the property, plant and equipment, intangibles and evaluation and exploration assets.

The Company evaluates annually each asset or CGU at December 31, to determine whether there are any indicators of impairment or impairment reversal. . For the year ended December 31, 2022, MSC performed an impairment test and, as a result, it concluded that no impairment or impairment reversal was neccesary.  For the year ended December 31, 2021 no triggering events were identified.

Sensitivity analysis

Other than as disclosed below, management believes that no reasonably possible change in any of the key assumptions above would cause the carrying value of any of its cash generating units to exceed its recoverable amount.

A change in any of the key assumptions would have the following impact:

2022
Gold and silver prices (decrease by 10%)	(53,746)
Gold and silver prices (increase by 10%)	54,557
Production costs (increase by 10%)	(49,831)
Production costs (decrease by 10%)	49,831
Production volume (decrease 10%)	(78,936)
Production volume (increase 10%)	78,936
Post tax discount rate (increase by 3%)	(7,749)
Post tax discount rate (decrease by 3%)	8,793
Capital expenditure (increase by 10%)	(11,608)
Capital expenditure (decrease by 10%)	11,608

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

31. Economic context and main foreign exchange regulations

Due to the uninterrupted currency flow faced by the Argentine government from the COVID-19 pandemic and the domestic and international economic and financial situation, the BCRA (Central Bank of Argentina) issued Communication “A” 7030 of May 28, 2020, as supplemented, the BCRA set forth that for a financial institution to grant access to a customer to the free and foreign exchange market to pay the imports of goods or services, the payments of principal and interest from financial payables to foreign parties, and the payment of profits and dividends, among other concepts, the BCRA’s previous approval is required.

On September 15, 2020, the BCRA issued Communication “A” 7106 to tighten effective exchange controls for accessing the free and foreign exchange market for the creation of external assets or to settle principal related to financial payables abroad.

This does not apply to (i) loans granted by international bodies or related agencies or secured by them; (ii) loans granted to the debtor by official credit agencies or secured by them; (iii) if the amount for which the foreign exchange market is accessed to settle principal does not exceed USD 1 million per calendar month.

The refinancing plan for payables falling due through December 31, 2020, had to be filed with the BCRA before September 30, 2020. For those falling due between January 1, 2021, and March 31, 2021, they should be filed at least 30 calendar days before the expiry of principal to be refinanced.

Moreover, on February 25, 2021, the BCRA issued Communication “A” 7230, to extend the terms set in Communication “A” 7106 for principal falling due between April 1 and December 31, 2021. The refinancing plan should be filed with the BCRA before Match 15, 2021, for principal falling due between April 1 and April 15, 2021. In the remainder cases, they should be filed at least 30 calendar days before expiry of principal to be refinanced.

Moreover, as of April 1, 2021, the amount for which the debtor accesses the foreign exchange market to settle principal in relation to the loans contained in Communication “A” 7106, point 7, is raised from USD 1 million to USD 2 million.

On July 10, 2021, new measures issued by BCRA were released. These measures established additional restrictions to the operations in the foreign exchange market.

On October 28, 2021, through Communiqué “A” 7385 (as subsequently amended by Communiqué 7422, as revised, and Communiqué “A” 7433 of January 6, 2022), the BCRA introduced new amendments (effective as from November 1, 2021) in the supplementary provisions related to the payments of imports of goods established in foreign trade and foreign exchange regulations.

Moreover, on March 3, 2022 and October 13, 2022, through Communications “A” 7466 and "A" 7621, BCRA broadened the regulation scope to all those debt installments higher than USD 2 million becoming due until December 31, 2022 and December 31, 2023, respectively.

On June 27, 2022, the BCRA (Central Bank of Argentina) issued Communiqué “A” 7532 (i), in which it established a new additional period of up to 10 consecutive days to settle foreign exchange transactions related to advances, prefinancing, and postfinancing amounts from abroad. These transactions must be entered within 5 business days from the date of collection or disbursement, as established by the Foreign Exchange regulations. Additionally, through Communiqué “A” 7570, subject to compliance with a series of conditions, the BCRA set forth the possibility of extending the deadline to enter and settle these types of transactions to 180 days, (ii) the possibility of early settlement of local foreign currency financing against the requirement of entering a new export prefinancing from abroad, (iii) the possibility of early settlement of debt securities registered in the country and denominated and subscribed in foreign currency against the requirement of entering new foreign financial debt and/or settling a new debt security registered in the country and denominated and subscribed in foreign currency.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended December 31, 2022, 2021 and 2020

Then, on July 21, 2022, the BCRA, through Communiqué “A” 7552, introduced additional requirements to access the foreign exchange market without prior conformity, which include the submission of a sworn statement stating that (i) all foreign currency holdings in the country are deposited in a local bank account, and the individual does not have available liquid external assets and Argentine deposit certificates representing foreign shares that together exceed USD 100,000. Holdings exceeding this amount must be settled by August 19, 2022, inclusive, (ii) no transactions of the following nature have been conducted in the 90 days prior to accessing the foreign exchange market, and a commitment is made not to perform the following transactions in the 90 days following access:

-	No sales of securities in the country with settlement in foreign currency will be arranged.
-	No exchanges of securities for external assets issued by residents will be conducted.
-	No transfers of securities to foreign entities will be made.
-	No acquisition of securities issued by nonresidents with settlement in Argentine pesos will be made.
-	No acquisition of Argentine deposit certificates representing foreign shares will be made.
-	No acquisition of securities representing private debt issued in foreign jurisdictions will be made.
-

No delivery of funds in local currency or other local assets (except for funds in foreign currency deposited in local financial institutions) will be made to directly or indirectly receive external assets, crypto assets, or securities deposited abroad.

Furthermore, on October 13, 2022, in Communiqué “A” 7622, the BCRA changed the sworn statement filing system to access the foreign exchange market for payments of goods and services imports, modifying the required documentation, the authorization process, and the existing exceptions until that date.

The Argentine government established, through Presidential Decree No. 329/2020 of April 1, 2020, the prohibition: (i) to dismiss employees with no fair reason and based on the lack of or reduced work and force majeure, and (ii) to suspend employees on the grounds of force majeure or the lack of or reduced work. It also established that dismissals and suspensions in violation of such provision will produce no effects and the employment relationships and current conditions will remain effective. This prohibition was initially effective for 60 days, but was extended successively.

Double severance pay for the termination of the employment relationship during the employment crisis remains effective through December 31, 2021.

On December 23, 2021, Decree No. 886/2021 was issued, by which the Public Emergency in Occupational Matters was extended until June 30, 2022.

In this sense, it is established that the affected workers will have the right to receive, in addition to the compensation corresponding to the applicable legislation, an increase equivalent to the following percentages:

            75% from January 1, 2022 to February 28, 2022.

            50% from March 1, 2022 to April 30, 2022.

            25% from May 1, 2022 to June 30, 2022.

Likewise, the rule provides that the amount corresponding to the increase may not exceed, in any case, the sum of pesos ARG $ 500,000.

32. Subsequent Events

Except as mentioned above, at the date of issuance of these financial statements, there have been no significant subsequent events that could have an effect on the company's assets and results of operations as of December 31, 2022.